                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                       HARRIS ASSOCIATES INVESTMENT TRUST

                                       and

                          NVEST SERVICES COMPANY, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    Appointment and Duties...................................................1

2.    Third Party Administrators for Defined Contribution Plans................3

3.    Fees and Expenses........................................................4

4.    Representations and Warranties of the Transfer Agent.....................5

5.    Representations and Warranties of the Fund...............................6

6.    Wire Transfer Operating Guidelines.......................................7

7.    Data Access and Proprietary Information..................................9

8.    Confidentiality.........................................................11

9.    Indemnification.........................................................11

10.   Standard of Care........................................................13

11.   Information to be Furnished by the Fund.................................13

12.   Recordkeeping...........................................................14

13.   Termination of Agreement................................................14

14.   Assignment and Third Party Beneficiaries................................15

15.   Subcontractors..........................................................15

16.   Miscellaneous...........................................................15

17.   Additional Funds........................................................18

18.   Limitations of Liability of the Trustees and Shareholders...............18

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of this 1st day of September, 1999, by and between HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust, having its principal office and place of business at Two North LaSalle Street Chicago, Illinois 60602 (the "Fund"), and NVEST SERVICES COMPANY, INC., a Massachusetts corporation having its principal office and place of business at 399 Boylston Street, Boston, Massachusetts 02116 (the "Transfer Agent"`).

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund currently offers shares in seven series, such series being named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
SECTION 17 hereof, being herein referred to as a "Portfolio," and -collectively as the "Portfolios");

WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment; and

WHEREAS, the Transfer Agent intends to engage Boston Financial Data Services, Inc. (the "Sub-Transfer Agent") to perform certain of the services to be provided by the Transfer Agent hereunder and enter into a Sub-Transfer Agency and Service Agreement with the Sub-Transfer Agent (the "Sub-TA Agreement") to that effect, and the Fund hereby acknowledges the Transfer Agent's intent to so engage the Sub-Transfer Agent.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.     APPOINTMENT AND DUTIES

1.1 GENERAL. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest of the Fund ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account, or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus(es) and statement(s) of additional information of the Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

       In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent agrees that it will perform the various services set forth in Schedule B hereto. As the Fund and the Transfer Agent may, from time to time, mutually agree in writing, the Transfer Agent may at times perform only a portion of the services listed in Schedule B, and the Fund or its agent may perform such services.

1.2 RETIREMENT ACCOUNTS. With respect to certain retirement plans or accounts (such as individual retirement accounts ("IRAs"), SIMPLE IRAs, SEP IRAs, Roth IRAs, Education IRAs, and 403(b) Plans (such accounts, "Retirement Accounts")), the Transfer Agent, at the request of the Fund, may provide or arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include plan custodian services, account set-up, maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

       If at any time and for any reason the Transfer Agent, any of its agent or sub-contractors, or any of their affiliates chooses to resign as custodian of any or all Retirement Accounts, the Transfer Agent will give the Fund at least eighty-five (85) days' prior written notice and shall not be required to designate a successor custodian. If either party chooses to terminate this Agreement pursuant to SECTION 13 hereof, the Transfer Agent, any of its agents or sub-contractors, or any of their affiliates may thereupon resign as custodian in respect to any or all of the Retirement Accounts upon eighty-five (85) days' prior written notice to the Fund. In either such event, the Fund will promptly distribute notice of the custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Transfer Agent. The Fund shall be responsible for obtaining a successor custodian for all Retirement Accounts.

1.3 REVIEW AND MAINTENANCE OF FUND PROTOTYPE RETIREMENT PLANS OR ACCOUNT MATERIALS.

       (a) If the Fund develops and makes available its own retirement plan prototypes or account materials (the "Fund Prototype(s)") for use in connection with a Retirement Account or Accounts, the Fund, subject to the terms set forth below, may appoint the Transfer Agent, one of its agent or sub-contractors, or an affiliate thereof as the custodian with respect to such Retirement Accounts.

       (b) The Fund agrees that the Fund Prototypes will comply with applicable sections of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder as in effect at the time. The Fund will be responsible for establishing, maintaining, and updating the Fund Prototypes in compliance with the Code and all other applicable federal or state law or regulations, when changes in the law require such updating.

       (c) The Fund agrees that the Fund Prototypes are the responsibility of the Fund and further agrees that it will indemnify, defend, and hold harmless the Transfer Agent, its affiliates, successors, representatives, and assigns from and against any and all losses, damages, costs, charges, expenses, including reasonable fees for counsel, taxes, penalties, and liabilities (collectively, "Losses") arising out of or attributable to the use of a Fund Prototype by the Fund or the Transfer Agent, its agents, employees, representatives, or any other person acting on a Fund's behalf, except to the extent that such Losses arise out of or are attributable to the negligence, bad faith, or willful misconduct of the Transfer Agent (or its agents, affiliates, successors, or assigns), unless such negligence is a result of complying with a Fund Prototype. This indemnification obligation will survive termination of this Agreement.

       (d) The Fund agrees that any modifications made by the Fund to a Fund Prototype without the Transfer Agent's written consent or the required written consent of any of the Transfer Agent's agents or sub-contractors or any of their affiliates shall not increase the liabilities or responsibilities of the Transfer Agent or that of such agent, sub-contractor, or affiliate as custodian or limit the Transfer Agent's ability or that of that of its agent or sub-contractor, or any of their affiliates to resign as custodian as provided hereunder. The Fund will furnish the Transfer Agent with a copy of each Fund Prototype. The Transfer Agent shall not be required to review, comment, or advise on such Fund Prototypes.

1.4 BLUE SKY. The Fund shall (a) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (b) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system that will enable the Fund to monitor the total number of Shares sold in each State.

2.     THIRD PARTY ADMINISTRATORS FOR DEFINED CONTRIBUTION PLANS

2.1 The Fund may decide to make available to certain of its customers a qualified plan program (the "Program") pursuant to which such customers ("Employers") may adopt certain plans (each, a "Plan," and collectively, "Plans") for the benefit of Plan participants (the "Participants"), such Plans being qualified under Section 401(a) of the Code, and administered by third party administrators, which may be "administrators" as defined in the Employee Retirement Income Security Act of 1974, as amended ("TPA(s)").

2.2 In accordance with the procedures established in Schedule 2.2 hereto entitled "Third Party Administrator Procedures," as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.2"), the Transfer Agent shall:

       (a) treat Shareholder accounts established by the Plans in the name of the Plan Trustees, the Plans, or TPAs, as the case may be, as omnibus accounts:

       (b) maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

       (c) perform all services under SECTION 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

2.3 Transactions identified under SECTION 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

       (a) require the Transfer Agent or its sub-agent to use methods and procedures other than those usually employed by the Transfer Agent or its sub-agent to perform services described under SECTION 1 of this Agreement;

       (b) involve the provision of information to the Transfer Agent or its sub-agent after the commencement of the nightly processing cycle of the transfer agency data processing system then in use by the Transfer Agent or its sub-agent (the "System"); or

       (c) require more manual intervention by the Transfer Agent or its sub-agent, either in the entry of data or in the modification or amendment of reports generated by the System than is usually required by non-retirement plan and pre-nightly transactions.

3.     FEES AND EXPENSES

3.1 FEE SCHEDULE. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent fees as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under SECTION 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

3.2 OUT-OF-POCKET EXPENSES. In addition to the fees paid under SECTION 3.1 above, the Fund agrees to reimburse the Transfer Agent for the Transfer Agent's reasonable out-of-pocket expenses, including, but not limited to, confirmation production, postage, investor statements, telephone, telecommunication and line charges, microfilm, microfiche, checks, forms (including year end forms), wire fees, mailing/receiving and tabulating proxies, records storage, costs associated with certain specialty products, systems, or services, as applicable (such as "Investor," "Voice," "Fan," and "Vision"), or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses reasonably incurred by the Transfer Agent at the request or with the consent of the Fund will be reimbursed by the Fund.

3.3 POSTAGE. Postage for mailing of dividends, proxies, Fund reports, and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.4 INVOICES. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may withhold only that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.

4.     REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts and is duly registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5 It has and will continue to have access (either directly or pursuant to contractual arrangements with third parties) to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

4.6    (a)   The Sub-Transfer Agent has provided the following representation to the Transfer Agent with respect to the Sub-Transfer Agent's "Year 2000 Readiness" (as said term is defined below):

             "The Sub-Transfer Agent will take all commercially reasonable steps to ensure that its products (and those of its third party providers) reflect the available technology to offer products that are Year 2000 Ready. For purposes of this Agreement, "Year 2000 Ready" or "Year 2000 Readiness" means that the products will operate with dates in multiple centuries in the same way as the products operate as with dates in single centuries, including, but not limited to, century recognition of dates and calculations that correctly compute same century and multi-century formulas and date values.

             In a commercially reasonable time frame, the Sub-Transfer Agent will make any necessary changes to its computer systems for such systems to be Year 2000 Ready and will take all commercially reasonable steps to require its third party providers to do likewise. If any such changes are required to the Sub-Transfer Agent's computer systems due to Year 2000 Readiness issues, such changes being solely with respect to the Sub-Transfer Agent's computer systems, the Transfer Agent will not be required to pay any fee or out-of-pocket expenses to the Sub-Transfer Agent with respect to such changes. Subject to the foregoing, if other changes are required to the Sub-Transfer Agent's computer systems or its third party providers' computer systems due to Year 2000 Readiness issues, and the Sub-Transfer Agent incurs any costs related to such changes, the resultant fee to be charged to the Transfer Agent will be in an amount to be agreed upon by the parties hereto; PROVIDED, HOWEVER, to the extent that such changes are not unique to the Transfer Agent or any Fund, the fee to be charged to the Transfer Agent will be based upon the Transfer Agent's pro-rata share of such costs across the Sub-Transfer Agent's entire client base."

       (b) To the extent the Sub-Transfer Agent breaches the foregoing representations and covenants or otherwise violates any of its obligations to the Transfer Agent under the Sub-TA Agreement with respect to the Sub-Transfer Agent's Year 2000 Readiness and such breach or violation results in or is reasonably likely to result in a loss to the Fund (a "Fund Y2K Loss"), the Transfer Agent hereby represents and warrants that it will promptly notify the Fund of such event and, if so requested by the Fund in writing, the Transfer Agent will, on behalf of the Fund, pursue all rights and remedies that it may have against the Sub-Transfer Agent in law, equity, or otherwise that arise from such breach or violation by the Sub-Transfer Agent.

       (c) Notwithstanding the foregoing, with respect to any Fund Y2K Loss, the parties hereto expressly acknowledge and agree that the Fund shall have no recourse against the Transfer Agent for any Fund costs, expenses, or losses that directly result from (i) the Fund's failure to respond in a timely manner to the Transfer Agent's notification to the Fund of a Fund Y2K Loss; or (11) the Fund's affirmative instruction to the Transfer Agent to not pursue a Fund Y2K Loss.

5.     REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

5.1 It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

5.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

5.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

5.5 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.     WIRE TRANSFER OPERATING GUIDELINES

6.1 The Transfer Agent is authorized to promptly debit the appropriate Fund bank account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date, provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2 The Fund acknowledges that the Security Procedure it has designated on the Transfer Agent's Wire Transfer Security Procedures Customer Selection Form (the form of which is attached hereto as Schedule 6.2) was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund shall notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3 The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4 The Transfer Agent reserves the right to decline to process or delay the processing of a payment order (a) which is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits that are applicable to the Transfer Agent or any of its sub-agents; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5 The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6 The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order, provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7 The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect, or consequential damages, even if advised of the possibility of such damages.

6.8 When the Fund initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent or its sub-agent will act as an "Originating Depository Financial Institution" and/or "Receiving Depository Financial Institution," as the case may be, with respect to such entries. Credits given by the Transfer Agent or its sub-agent with respect to an ACH credit entry are provisional until the Transfer Agent or its sub-agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent or its sub-agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9 Confirmation of the Transfer Agent's execution of payment orders shall ordinarily be provided within twenty-four (24) hours, notice of which may be delivered through the Transfer Agent's or its sub-agent's proprietary information systems, or by facsimile or call-back. The Fund must notify the Transfer Agent of any objections to the execution of an order within thirty (30) days.

7.     DATA ACCESS AND PROPRIETARY INFORMATION

7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent or its sub-agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or its sub-agent ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or its sub-agent. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent or its sub-agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

       (a) use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the locations agreed to between the Fund and the Transfer Agent, and (iii) solely in accordance with the Transfer Agent's or its sub-agent's applicable user documentation;

       (b) refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)) the Proprietary Information;

       (c) refrain from obtaining unauthorized access to any portion of the Proprietary Information, and, if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

       (d) refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent;

       (e) allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

       (f) honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's or its sub-agent's expense the rights of the Transfer Agent or its subagent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that (a) are or become publicly available without breach of this Agreement; (b) are released for general disclosure by a written release by the Transfer Agent or its sub-agent;

       or (c) are already in the possession of the receiving party at the time or receipt without obligation of confidentiality or breach of this Agreement.

7.3    The Fund acknowledges that its obligation to protect the Transfer
       Agent's and its subagent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent or its sub-agent immediate, substantial, and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available at law, in equity or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent or its sub-agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent or its sub-agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Fund agrees to make no claim against the Transfer Agent or its sub-agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT AND ITS SUB-AGENTS EXPRESSLY DISCLAIM ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent or its sub-agent in order to (a) effect the transfer or movement of cash or Shares; or (b) transmit Shareholder information or other information, then in such event the Transfer Agent and its sub-agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent or its sub-agent from time to time.

7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 7. The obligations of the Fund under this Section shall survive any termination of this Agreement.

8.     CONFIDENTIALITY

8.1 Subject to the provisions of SECTION 8.2 hereof, the Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge or make known to any person, firm, corporation, or other business organization any information regarding shareholders of the Fund or their accounts with the Fund, customers' lists, trade secrets, cost figures and projections, profit figures and projections or any other secret or confidential information whatsoever, whether of the Transfer Agent or its sub-agent or of the Fund, used or gained by the Transfer Agent or its sub-agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or its sub-agent or the Fund and their successors and assigns. In the event of breach of the foregoing, the remedies provided by SECTION 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-agent or to agents or representatives of the Fund for purposes of providing services under this Agreement, provided that they have agreed to maintain the confidentiality of such information.

8.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to subpoenas from state or federal government authorities, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves, for itself and its sub-agents, the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

9.     INDEMNIFICATION

9.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

       (a) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

       (b) the Fund's (or its trustees', officers' or employees') lack of good faith, negligence, or willful misconduct;

       (c) the Transfer Agent's (and its sub-agent's) reliance upon, and any subsequent use of or action taken or omitted by the Transfer Agent (or its sub-agents) based on (i) any information. records, documents, data, stock certificates, or services that are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and that have been prepared, maintained, or performed by the Fund or any other person or firm on behalf of the Fund, including, but not limited to, any previous transfer agent or registrar; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of reputable legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement that are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic or signed by the proper person or persons;

       (d) the offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares, unless such violation of state securities law was directly attributable to the Transfer Agent's negligence, bad faith, or willful misconduct (with respect to this SECTION 9.1(d), in addition to indemnifying and holding harmless the Transfer Agent, the Fund shall also indemnify and hold harmless the Transfer Agent's agents and sub-contractors);

       (e) the negotiation and processing of any checks, including, without limitation, for deposit into any bank account of the Fund; or

       (f) the Transfer Agent's entering into any agreements required by the National Securities Clearing Corporation ("NSCC") for the transmission of Fund or Shareholder data through the NSCC clearing systems.

9.2 The Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liabilities arising out of or attributable to (a) any actions or omissions of the Transfer Agent as a result of the Transfer Agent's lack of good faith, negligence, or willful misconduct; or (b) the Transfer Agent's breach of its representations and warranties under SECTION 4.6 hereof, PROVIDED, HOWEVER, that if, pursuant to SECTION 4.6(b) hereof, the Transfer Agent pursues a claim against the Sub-Transfer Agent for a Fund Y2K Loss and, with respect to all or a portion of such claim, the Sub-Transfer Agent successfully asserts a defense that all or a portion of such Fund Y2K Loss resulted from the acts or omissions of the Fund prior to September 1, 1999, the Fund shall bear all legal costs and expenses associated with the Transfer Agent's unsuccessful pursuit of such Fund Y2K Loss.

9.3 In order that the indemnification provisions contained in this SECTION 9 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify hereunder shall have the option with counsel selected by it to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent (which shall not be unreasonably withheld).

10.    STANDARD OF CARE

10.1 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, except as provided in SECTION 10.2 below. The parties agree that any encoding or payment processing errors and the liability arising under SECTION 4-209 of the Uniform Commercial Code shall be governed by this SECTION 10.1.

10.2 In the case of Exception Services as defined in SECTION 2.3 herein, the Transfer Agent shall be held to a standard of gross negligence.

11.    INFORMATION TO BE FURNISHED BY THE FUND

11.1   The Fund shall promptly furnish to the Transfer Agent the following:

       (a) a certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement;

       (b) a copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto;

       (c) a list of all officers of the Fund, together with specimen signatures of those officers, who are authorized to instruct the Transfer Agent in all matters; and

       (d)   two copies of the following:

          1. all of its current Prospectuses and Statements of Additional Information; and
          2. all other forms commonly used by the Fund with regard to its relationships and transactions with Shareholders of the Fund.

12.    RECORDKEEPING

12.1 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

12.2 The Transfer Agent shall keep records relating to the services to be performed hereunder, in such form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13.    TERMINATION OF AGREEMENT

13.1   This Agreement may be terminated by either party upon one hundred twenty
       (120) days' written notice to the other.

13.2 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination. Payment of such expenses or costs shall be in accordance with SECTION 3.4 of this Agreement.

13.3 Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. In addition, the Transfer Agent shall promptly provide to the Fund or a successor transfer agent all records and information required to be maintained by the Transfer Agent hereunder. To the extent reasonably possible, the Transfer Agent shall deliver such records and information in machine readable form.

13.4 Upon the resignation by the Transfer Agent or any of its agents or sub-contractors or their affiliates as custodian of a Retirement Account, the Transfer Agent shall promptly return to the Fund and shall require its agents or sub-contractors to promptly return to the Fund all Fund and Fund Shareholder records and information held or maintained by such party in its capacity as Retirement Account custodian. To the extent reasonably possible, such records and information shall be delivered to the Fund in machine readable form.

14.    ASSIGNMENT AND THIRD PARTY BENEFICIARIES

14.1 Except as provided in SECTION 15.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits under this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.

15.    SUBCONTRACTORS

15.1 The Transfer Agent may, without further consent on the part of the Fund, engage subcontractors to perform any of the obligations of the Transfer Agent under this Agreement; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of the subcontractor as it is for its own acts and omissions.

15.2 Except as otherwise provided in SECTION 15.1, nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties, such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, NSCC, and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16.    MISCELLANEOUS

16.1 RELATIONSHIP OF PARTIES. The parties agree that they are independent contractors and not partners or co-venturers, and nothing contained herein shall be interpreted or construed otherwise.

16.2 AMENDMENT. This Agreement may be amended or modified by a written agreement executed by both parties.

16.3 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.4 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.5 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.6 SURVIVAL. All provisions regarding indemnification, warranty, liability, and limits thereon and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.7 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.8 PRIORITIES CLAUSE. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.9 WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.10 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.11 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.12 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, exhibits, attachments, and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic, or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction shall likewise be admissible in evidence.

16.13 YEAR 2000. The Transfer Agent will take all commercially reasonable steps to ensure that its products (and those of its third party providers) reflect the available technology to offer products that are Year 2000 Ready. For purposes of this Agreement, "Year 2000 Ready" or "Year 2000 Readiness" means that the products will operate with dates in multiple centuries in the same way as the products operate as with dates in single centuries, including, but not limited to, century recognition of dates and calculations that correctly compute same century and multi-century formulas and date values.

       In a commercially reasonable time frame, the Transfer Agent will make any necessary changes to its proprietary computer systems for such systems to be Year 2000 Ready and will take all commercially reasonable steps to require its third party providers to do likewise. If any such changes are required to the Transfer Agent's computer systems due to Year 2000 Readiness issues, such changes being solely with respect to the Transfer Agent's computer systems, the Fund will not be required to pay any fee or out-of-pocket expenses to the Transfer Agent with respect to such changes. Subject to the foregoing, if other changes are required to the Transfer Agent's computer systems or its third party providers' computer systems due to Year 2000 Readiness issues, and the Transfer Agent incurs any costs related to such changes, the resultant fee to be charged to the Fund, if appropriate, will be reasonable and in an amount to be mutually agreed upon by the parties hereto; PROVIDED, HOWEVER, to the extent that such changes are not unique to the Fund, the fee that may be charged to the Fund will be based upon the Fund's pro-rata share of such costs across the Transfer Agent's entire client base.

16.14 NOTICES. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                   (a)   If to Nvest Services Company, Inc., to:

                         Nvest Services Company, Inc.
                         399 Boylston Street
                         Boston, Massachusetts 02116
                         Attention: President
                         With a copy to: General Counsel
                         Facsimile: (617) 578-1191

                   (b)   If to the Fund, to:
                         Harris Associates Investment Trust
                         Two North LaSalle Street, Suite 500
                         Chicago, Illinois 60602-3790
                         Attention: General Counsel

17.    ADDITIONAL FUNDS

       In the event that the Fund establishes one or more series of Shares in addition to those named on the attached Schedule A with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and, if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

18.    LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

       A copy of the Fund's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                          HARRIS ASSOCIATES INVESTMENT TRUST



                                          BY:  /s/ Robert M. Levy
                                              ----------------------------------
                                                 (Hereunto Duly Authorized)


ATTEST:



-----------------------------------


                                          NVEST SERVICES COMPANY, INC.



                                          BY:  /s/ Christopher L. Wilson
                                              ----------------------------------
                                               Christopher L. Wilson, President


ATTEST:


/s/ [ILLEGIBLE]
-----------------------------------